Exhibit 10.24

STAGE STORES

DEFERRED COMPENSATION PLAN

Effective Date: January 1, 2002

ARTICLE I

Purpose

        1.1.    Purpose of Plan. The purpose of the Stage Stores Deferred Compensation Plan (the "Plan") is to advance the interests of Specialty Retailers (TX) LP (the "Employer") and its subsidiaries and affiliates (hereinafter sometimes collectively or individually referred to as the "Company"), and of its owners by attracting and retaining in its employ highly qualified individuals for the successful conduct of its business. The Company hopes to accomplish these objectives by helping to provide for the retirement of its key employees selected to participate in the Plan.

        1.2.    ERISA Status. The Plan is intended to qualify for certain exemptions under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

        1.3.    Effective Date. This Plan is effective January 1, 2002 ("Effective Date").

        1.4.    Grantor Trust. The Company may, but is not obligated, to establish at any time, in its sole discretion, a grantor trust to be utilized in conjunction with this Plan.

        1.5.    Selection of Participants. With respect to each Plan Year or portion thereof, the Committee shall select, in its discretion, those employees of the Company approved to participate in the Plan, which individuals will then become Participants hereunder.

ARTICLE II

Definitions

        2.1.    "Account" means collectively the Participant's Employer Account and the Participant's Employee Account.

        2.2.    "Beneficiary" means the person designated by each Participant, on a form provided by the Committee for this purpose, to receive the Participant's distribution under this Plan in the event of the Participant's death prior to receiving complete payment of his Vested Account. In order to be effective under this Plan, any form designating a Beneficiary must be delivered to the Committee before the Participant's death. In the absence of such an effective designation of a Beneficiary, "Beneficiary" means the Participant's spouse or, if there is no spouse on the date of Participant's death, the Participant's estate.

        2.3.    "Board" means the Board of Directors of the Employer or the board of directors of a company that is a successor to the Employer.

        2.4.    "Bonus" means any merit bonus paid to a Participant under any plan, policy or program of the Company providing for the payment of bonuses to employees, without taking into account any reductions of such Bonus (e.g., 401(k) Plan reductions, etc.).

        2.5.    "Code" means the Internal Revenue Code of 1986, as amended.

        2.6.    "Committee" means the committee appointed by the Employer to administer the Plan.

        2.7.    "Compensation" means the base compensation paid by the Company to a Participant for services rendered while a Participant, including but not limited to, regular base salary, any amounts deferred by the Participant under this Plan, elective contributions made on the Participant's behalf pursuant to a 401(k) Plan or a plan maintained under Section 125 of the Code, and any other reductions of such Participant's remuneration, but excluding any Bonus.

        2.8.    "Deemed Investments" means, with respect to any Account, the hypothetical investment options with respect to which such Account is deemed to be invested for purposes of determining the value of such Account under this Plan.

        2.9.    "Employee Account" means the bookkeeping account maintained by the Committee reflecting each Participants' Employee Contributions, together with any hypothetical income, gain or loss and any payments or distributions attributable to such bookkeeping account.

        2.10.    "Employee Contribution" means the Compensation and/or Bonus that is credited, as a bookkeeping entry, to a Participant's Employee Account pursuant to the provisions of Section 3.2

        2.11.    "Employer Account" means the bookkeeping account maintained by the Committee reflecting each Participant's Employer Contributions, together with any hypothetical income, gain or loss and any payments or distributions attributable to such bookkeeping account.

        2.12.    "Employer Contribution" means the total contributions credited to a Participant's Employer Account for any one Plan Year pursuant to the provisions of Section 3.1.

        2.13.    "401(k) Plan" means the Stage Stores, Inc. 401(k) Plan.

        2.14.    "Hardship" means an unforeseeable financial emergency which is a severe financial hardship to the Participant resulting from a sudden and unexpected loss or accident of the Participant or of a dependent of the Participant, a loss of the Participant due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

        2.15.    "Participant" means an employee of the Company who has been selected to participate in the Plan.

        2.16.    "Plan" means this Stage Stores Deferred Compensation Plan and any amendments hereto.

        2.17.    "Plan Year" means the 12-month period beginning January 1 and ending December 31.

        2.18.    "Vested Account" means the sum of the Participant's Vested Employer Account and the Participant's Employee Account.

        2.19.    "Vested Employer Account" means the Employer Account multiplied by the Vested Percentage.

        2.20.    "Vested Percentage" means the percentage as to which a Participant is vested in his or her Employer Account as determined under Section 4.4.

ARTICLE III

Contributions

        3.1.    Employer Contributions. For each Plan Year for which a Participant elects to make Employee Contributions, the Company shall credit, as a bookkeeping entry to such Participant's Employer Account, an Employer Contribution in an amount as described herein. For the 2002 Plan Year, the Employer Contribution shall be equal to one dollar for every dollar credited as an Employee Contribution up to ten percent (10%) of the Participant's Compensation and 10% of the Participant's Bonus paid in such Plan Year; or such greater percentage as determined in the sole discretion of the Committee. For subsequent Plan Years, the Committee shall provide advance written notice to Participants of the amount of such Employer Contribution for such Plan Year.

  In addition, the Company may, in its sole discretion, make an additional Employer Contribution in any amount with respect to any Participant as it shall determine in its sole discretion.

  Employer Contributions shall be credited to the Participant's Employer Account at such time as the Committee may prescribe.

        3.2.    Employee Contributions/Deferrals. For each Plan Year, the Committee may, in its sole discretion, allow a Participant to elect to defer the present payment by the Company of up to fifty percent (50%) of the Participant's Compensation, and up to one hundred percent (100%) of the Participant's Bonus, in either case, otherwise paid during such Plan Year, and instead, have that amount credited as a bookkeeping entry to the Participant's Employee Account. The Compensation and/or Bonus otherwise currently payable to the Participant shall be reduced by the amount of such Participant's Employee Contribution

        3.3.    Manner of Deferral Election. The Committee shall prescribe, in its sole discretion, the procedures, limitations and timing requirements, for Employee Contribution elections. Elections to make Employee Contributions shall be in writing, on a form supplied by the Committee, and shall be irrevocable (except as otherwise provided in the Plan) for the applicable period to which it relates. Such Employee Contribution election shall remain in force and effect for the applicable period to which such election relates and all subsequent Plan Years he/she is a Participant unless timely revoked.

ARTICLE IV

Accounts

        4.1.    Employer Accounts. The Committee shall establish and maintain an individual bookkeeping account for each Participant, which shall be the Participant's Employer Account. The Committee shall credit, as a bookkeeping entry, the amount of each Employer Contribution made on behalf of a Participant to such Participant's Employer Account at such times as determined by the Committee. The Committee shall further adjust the Participant's Employer Account with any hypothetical income, gain or loss and any payments or distributions attributable to such Account on a daily basis, or at such other times as it shall determine. The Company shall not be required to segregate any of its assets with respect to the Employer Accounts, nor shall any provision of the Plan be construed as constituting such segregation.

        4.2.    Employee Accounts. The Committee shall establish and maintain an individual bookkeeping account for each Participant, which shall be the Participant's Employee Account. The Committee shall credit, as a bookkeeping entry, the amount of each Employee Contribution made on behalf of a Participant to such Participant's Employee Account as soon as administratively feasible following the applicable deferral. The Committee shall further adjust the Participant's Employee Account with any hypothetical income, gain or loss and any payments or distributions attributable to such Account on a daily basis, or at such other times as it shall determine. The Company shall not be required to segregate any of its assets with respect to the Employee Accounts, nor shall any provision of the Plan be construed as constituting such segregation.

        4.3.    Hypothetical Accruals to the Account. In accordance with procedures established by the Committee, the Participant may designate the Deemed Investments with respect to which his or her Account shall be deemed to be invested. If a Participant fails to make a proper designation, then his Account shall be deemed invested in the Deemed Investments designated by the Committee in a uniformly non-discriminatory manner. A Participant may change such designation with respect to future Employer Contributions and Employee Contributions, as well as with respect to amounts already credited to his Account, provided such change(s) are made in accordance with the procedures established by the Committee. A copy of any available prospectus or other disclosure materials for each of the Deemed Investments shall be made available to each Participant upon request. The Committee shall determine from time to time each of the Deemed Investments made available under the Plan and may change any such determinations at any time. Nothing herein shall obligate the Company to invest any part of its assets in any of the investment vehicles serving as the Deemed Investments.

        4.4.    Vesting: Employer Account. Employer Contributions shall be 100% vested.

        4.5.    Vesting: Employee Account. Employee Contributions shall be 100% vested.

        4.6.    Nature and Source of Payments. The obligation to make distributions under this Plan with respect to each Participant shall constitute a liability of the Company to the Participant and any Beneficiary in accordance with the terms of this Plan. All distributions payable hereunder shall be made from the general assets of the Company, and nothing herein shall be deemed to create a trust of any kind between the Company and any Participant or other person. No special or separate fund need be established nor need any other segregation of assets be made to assure that distributions will be made under this Plan. No Participant or Beneficiary shall have any interest in any particular asset of the Company by virtue of the existence of this Plan. Each Participant and Beneficiary shall be an unsecured general creditor of the Company.

        4.7.    Statements to Participants. Periodically as determined by the Committee, but not less frequently than annually, the Committee shall transmit to each Participant a written statement regarding the Participant's Account for the period beginning on the date following the effective date of the preceding statement and ending on the effective date of the current statement.

ARTICLE V

Distributions

        5.1.    Occasions for Distributions. The Company shall distribute a Participant's Vested Account following the events and in the manner set forth in this Article V. A Participant's Vested Account shall be debited in the amount of any distribution made therefrom as of the date of the distribution.

        5.2.    Distribution Elections. Subject to rules established by the Committee, a Participant may file a distribution election directing how his Vested Account shall be distributed (i.e., lump sum, installments) following his termination of employment with the Company. Such distribution election must be made on a form supplied by the Committee for that purpose. To be effective, such distribution election must be filed at least 12 months prior to the date the Participant's Vested Account is to be distributed. In the event the Participant files more than one distribution election, the last effective distribution election shall control. If no effective election form exists, as determined in the sole discretion of the Committee, the distribution will be distributed as soon as practicable in the form of a lump-sum payment equal to the Participant's Vested Account. Notwithstanding a Participant's election, the Committee may, in its sole discretion, substitute a lump-sum payment to the Participant (or Beneficiary) equal to the Participant's Vested Account.

        5.3.    Distribution on Account of Termination of Employment. Upon a Participant's termination of employment with the Company for any reason, the Company shall distribute, or begin distributing, to the Participant (or Beneficiary) within a reasonable period of time, the Participant's Vested Account. Such distribution(s) shall be in the form specified on the most recently filed distribution election form (unless the Committee elects to substitute a lump-sum payment as described in Section 5.2).

        5.4.    Continuation of Hypothetical Accruals to the Vested Account after Commencement of Distributions. If a Participant's Vested Account is to be distributed in a form other than a lump sum, then such Vested Account shall continue to be adjusted for hypothetical income, gain or loss and any payment or distributions attributable to the Vested Account as described in Section 4.1, 4.2, and 4.3, until the entire Vested Account has been distributed.

        5.5.    Hardship Distribution. In the event that the Committee, upon the written request of a Participant, determines in its sole discretion that such Participant has incurred a Hardship, such Participant shall be entitled to receive a distribution of some (or all) of the Participant's Accounts, in an amount not to exceed the lesser of (a) the amount determined by the Committee as necessary to meet such Participant's needs created by such Hardship or (b) the then value of such Participant's Vested Accounts. Such amount shall be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determination with respect to the availability and amount of such Hardship benefit. Any Hardship distribution shall cause the Participant to be suspended from participation in the Plan with respect to future contributions for twelve (12) months following such Hardship distribution.

        5.6.    Accelerated Distribution. Notwithstanding any provision of this Plan to the contrary, a Participant may request, in writing to the Committee, to receive a distribution of all or any portion of his Vested Account; provided however, that any distribution provided under this Section shall be subject to forfeiture in an amount equal to ten percent (10%) of the value of the amount distributed, and such distribution hereunder shall cause the Participant to be suspended from participation in the Plan with respect to future contributions for twelve months (12) following such accelerated distribution.

ARTICLE VI

Committee

        6.1.    Authority. The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt and revise such rules and regulations, to provide and modify administrative forms, and to make all such determinations relating to the Plan as it may deem necessary or appropriate for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or any agreement or document related to this Plan in the manner and to the extent the Committee deems necessary or appropriate to carry this Plan into effect. The Committee's interpretation of the Plan, and all decisions and determinations by the Committee with respect to the Plan, shall be final and binding on all parties. To the extent Plan distributions are payable in a form other than a single lump sum (e.g., installments), the Committee shall determine the methodology for computing such payments.

        6.2.    Delegation of Authority. The Committee may delegate any of its powers or responsibilities to one or more members of the Committee or any other person or entity.

        6.3.    Procedures. The Committee may establish procedures to conduct its operations and to carry out its rights and duties under the Plan.

        6.4.    Compensation and Expenses. The members of the Committee shall serve without compensation for their services, but all expenses of the Committee and all other expenses incurred in administering the Plan shall be paid by the Company.

        6.5.    Indemnification. The Company shall indemnify the members of the Committee and/or any of their delegates against the reasonable expenses, including attorneys' fees, actually and appropriately incurred by them in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereto, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in a suit of final adjudication that such Committee member is liable for fraud, deliberate dishonesty or willful misconduct in the performance of his duties; provided that within 30 days after the institution of any such action, suit or proceeding a Committee member has offered in writing to allow the Company, at its own expense, to handle and defend any such action, suit or proceeding. To the extent the Company elects to handle and defend any such action, suit or proceeding, this indemnity shall not apply to any legal fees or expenses incurred thereafter by any Committee member unless the Company in writing specifically authorizes such legal fees.

ARTICLE VII

Amendment and Termination

        7.1.    Power to Amend and/or Terminate Reserved. The Employer retains the unilateral power to amend the Plan, or to terminate the Plan at any time. Without the consent of affected Participants or Beneficiaries, no such amendment or termination shall adversely affect any Participants or Beneficiaries with respect to their right to receive the value of the applicable Vested Accounts, determined as of the later of the date that the Plan amendment or termination is adopted or by its terms to be effective.

ARTICLE VIII

Miscellaneous

        8.1.    Plan Does Not Affect the Rights of Employee. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the employment of the Company, to interfere with the rights of the Company to discharge any Participant at any time or to interfere with a Participant's right to terminate his/her employment at any time.

        8.2.    Nonalienation and Nonassignment. Except for debts owed the Company by a Participant or Beneficiary, no amounts payable or to become payable under the Plan to a Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same by a Participant or Beneficiary prior to distribution as herein provided shall be null and void.

        8.3.    Tax Withholding on Payments. The Company shall have the right to deduct from any payments to a Participant or Beneficiary under the Plan any taxes required by law to be withheld with respect to such payments.

        8.4.    FICA Withholding/Employee Contributions/Employer Contributions. For each payroll period, the Company shall withhold from that portion of the Participant's Compensation and/or Bonus that is not being deferred under this Plan, the Participant's share of FICA and other applicable taxes that are required to be withheld with respect to (i) Employee Contributions, and (ii) Employer Contributions as they vest and become subject to such FICA withholding. To the extent that there are insufficient funds to satisfy all applicable tax withholding requirements in a timely manner, the Company reserves the right to reduce the Participant's Employee Contributions, or in the absence of such contributions, to withhold from the Participant's Compensation and/or Bonus. To the extent there are still insufficient funds to satisfy all such applicable tax withholding requirements, the Participant agrees to timely remit cash funds to the Company sufficient to cover such withholding requirements.

        8.5.     Setoffs. To the fullest extent permitted by law, any amounts owed by a Participant or Beneficiary to the Company may be deducted by the Company from such Participant's Vested Account at the time and to the extent that such Vested Account is otherwise payable hereunder.

        8.6.    Construction. Unless the context clearly indicates to the contrary, the masculine gender shall include the feminine and neuter, and the singular shall include the plural and vice versa.

        8.7.    Applicable Law. Unless preempted by ERISA, the terms and provisions of the Plan shall be construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.

        8.8.    Successors. The Plan shall be binding upon the Company and its successors and assigns, in accordance with its terms.

        8.9.    Claims Procedure. A Participant or Beneficiary may make a claim for Plan benefits by filing a written application for benefits with the Committee. Such application shall set forth the nature of the claim and any other information that the Committee may reasonably request. The Committee shall notify the applicant of the benefits determination within a reasonable time after receipt of the claim, which shall not exceed 90 days unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the applicant prior to the end of the initial 90-day period. In no event shall such an extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time, and the date by which a final decision is expected to be rendered.

  Notice of a claim denial, in whole or in part, shall be set forth in a manner calculated to be understood by the applicant and shall contain the following:

    the specific reason or reasons for the denial; and

    a specific reference to the pertinent Plan provisions on which the denial is based; and

    a description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

    an explanation of the Plan's claims review procedure.

    Participants shall be given timely written notice of the time limits set forth herein for determinations on claims, appeal of claim denial and decisions on appeal. If notice of a claim determination is not provided within the applicable time frame described above, the claim shall be deemed denied and the applicant may appeal the denial as set forth below.

    If a written claim results in a claim denial, either in whole or in part, the applicant has the right to appeal. The appeal must be in writing. The administrative process for appealing a claim is:

    Upon receipt of a claim denial, a Participant may file a written request, including any additional information supporting the claim, for reconsideration to the Committee within 60 days of receiving notification that the claim is denied.

  The Committee normally shall render a decision no later than 60 days following receipt of the request for review. The Participant may request a formal hearing before the Committee which the Committee may grant in its discretion. Under special circumstances which require an extension of time for rendering a decision (including but not limited to the need to hold a hearing), the decision may be delayed up to 120 days following receipt of the request for review. If such an extension is required, the Participant will be advised in writing before the extension begins.

  The Committee will provide written notice of its final determination. The notice will include specific reasons for the decision, be written in a manner calculated to be understood by the Participant and make specific reference to the Plan provisions on which it is based.

  An appeal will not be considered if it is not filed within the applicable period of time. If a decision on an appeal is not provided within any applicable time frame described above, the claim shall be deemed denied on appeal.

  At any stage in the appeals process, the applicant or his or her designated representative may review pertinent documents, including copies of the Plan document and information relating to the applicant's entitlement to such benefit, and submit issues and comments in writing.

        8.10.    Binding Arbitration. Any dispute or claim arising out of this Plan or the breach thereof shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, to be conducted in Houston, Texas before an arbitrator selected in accordance with such rules. Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof, and shall be binding on the parties.

        8.11.    Entire Agreement. This Plan document constitutes the entire Plan governing the Company and the Participant with respect to the subject matters hereof and supercedes all prior written and oral and all contemporaneous written and oral agreements and understandings, with respect to the subject matters herein. This Plan may not be changed orally, but only by an amendment in writing signed by the Company, subject to the provisions in this Plan regarding amendments thereto.

IN WITNESS WHEREOF, Specialty Retailers (TX) LP has caused this Plan to be executed by its duly authorized officer, effective as provided herein.

                                                                                                                                             "EMPLOYER"

                                                                                                                                               Specialty Retailers (TX) LP

                                                                                                                                               By: /s/ Ron Lucas

                                                                                                                                               Name: Ron Lucas

                                                                                                                                               Title: EVP Human Resources

                                                                                                                                                Date: December 20, 2001

ATTEST:

By: /s/ Cindy Kothman

Title: Director of Benefits/ Human Resources